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                          INDEPENDENT AUDITOR'S CONSENT



     THE NEW YORK TIMES COMPANY:


     We consent to the incorporation by reference in Registration Statement No. 33- 50461 on Form S-8 of our report dated May 24, 1999, on our audits of the statements of net assets available for plan benefits of the BGEA/Boston Globe Employee Savings Plan as of December 24, 1998 and December 24, 1997 and the related statement of changes in net assets available for plan benefits for the year ended December 24, 1998 the period ended December 24, 1997, and the year ended December 31, 1996, which report is included in this Annual Report on Form 11-K.




/s/ HOFFMAN & MANNING
------------------------
Hoffman & Manning CPAs



Boston, Massachusetts
May 24, 1999